UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2022

BRT APARTMENTS CORP.
(Exact name of Registrant as specified in charter)

Maryland	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Except as otherwise expressly set forth in this report, (i) the information regarding mortgage debt is as of March 31, 2022, (ii) such mortgage debt is already on the properties referred to in this report, except for the New Mortgage Debt described below, and (iii) the mortgage debt (including the New Mortgage Debt) referred to in this report will be non-recourse to us at the BRT parent level and to our subsidiary that owns the applicable property, subject to customary carve-out guarantees and indemnities at the parent and property subsidiary levels. We can provide no assurance that any of the contemplated transactions described in this report will be completed or that if completed, that any of such purchases will be accretive.

Item 1.01 Entry into a Material Definitive Agreement.

In mid-March and early April, we entered into agreements with joint venture partners (which are affiliated with one another) to purchase the remaining interests in joint ventures that own six multi-family properties with an aggregate of 1,780 units. The aggregate purchase price for these interests is $72.1 million. The completion of these purchases is subject to customary closing conditions (including, in most cases, the approval of the holder(s) of the applicable mortgage debt), and two of the purchases are contingent upon the completion of one another. If all these purchases are completed and the New Mortgage Debt obtained, we will include on our consolidated balance sheets an aggregate of (i) $128.2 million of mortgage debt with a weighted average remaining term to maturity of approximately 5.9 years and a weighted average interest rate of approximately 4.17% and (ii) approximately $19 million of ten-year mortgage debt with an interest rate of 4.25% (the “New Mortgage Debt”). During 2021, these properties contributed an aggregate of $1.2 million of equity in earnings of unconsolidated joint ventures.

We anticipate (i) using our available cash, a portion of the proceeds of the New Mortgage Debt, funds from our credit facility, funds from our at-the-market equity offering program, and proceeds from potential property sales to fund these purchases and (ii) that these purchases will be completed over the next several months. After a purchase is completed, such property will be wholly-owned and the accounts (i.e., the assets and liabilities), and operations of such property will be included directly, from the date of such purchase, in our consolidated balance sheets and consolidated statement of operations, respectively. Our revenues, total expenses, assets and liabilities, will increase substantially as a result of the completion of these purchases.

Item 8.01 Other Events

We Completed the Purchase of Remaining Interests in Joint Ventures that Own Two Properties

In our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), we reported that we had entered into agreements to acquire the remaining interests in joint ventures that own five multi-family properties with an aggregate of 1,064 units. In late-March and early April 2022, we completed the acquisitions of the remaining interests of joint venture partners with respect to two multi-family properties with an aggregate of 462 units (the “Completed Purchases”). The purchase price for these interests was $12.8 million and as a result of the completion of these purchases, our consolidated balance sheets will include the approximate $56.7 million of mortgage debt on these properties with a weighted average remaining term to maturity of 8.4 years and a weighted average interest rate of 4.04%. The Completed Purchases contributed $150,000 of equity in loss of unconsolidated joint ventures in 2021.

We anticipate that the purchase of the interests in the joint ventures that own the three remaining multi-family properties referred to in our Annual Report will be completed in the next several months, subject to the satisfaction of customary closing conditions, including the approval of the holder(s) of the applicable mortgage debt.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits
99.1	Press Release dated April 12, 2022
101	Cover Page Interactive Data File - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT APARTMENTS CORP.

April 12, 2022	/s/ David W. Kalish
David W. Kalish, Senior Vice President - Finance